THOMPSON HINE

ATLANTA CINCINNATI COLUMBUS NEW YORK
BRUSSELS CLEVELAND DAYTON WASHINGTON, D.C.

December 5, 2006

Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana 46204

Re: Unified Series Trust, File Nos. 333-100654 and 811-21237

Gentleman:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 77 to the Unified Series Trust's Registration Statement (the "Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 78 to the Registration Statement (the "Amendment"), and consent to all references to us in the Amendment.

Very truly yours,

Thompson Hine LLP

THOMPSON HINE LLP

615315.1

THOMPSON HINE LLP
ATTORNEYS AT LAW

312 Walnut Street
14th Floor
Cincinnati, Ohio 45202-4089

www.ThompsonHine.com
Phone 513.352.6700
Fax 513.241.4771